Exhibit 99.1

NGAS Resources, Inc. 120 Prosperous Place, Suite 201, Lexington, KY 40509	NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact: Michael P. Windisch, CFO
Phone:        (859) 263-3948
FAX:          (859) 263-4228
E-MAIL:    ngas@ngas.com
NGAS ANNOUNCES PRICING OF COMMON STOCK OFFERING
     Lexington, KY—November 20, 2007—NGAS Resources, Inc. (NASDAQ: NGAS) announced today that it has priced an offering of 4,200,000 shares of its common stock at a price of $6.00 per share to certain qualified investors for gross proceeds of $25.2 million.
     BMO Capital Markets Corp. is acting as sole lead manager for this offering on behalf of itself, Ferris, Baker Watts Incorporated, RBC Capital Markets Corporation, Broadpoint Capital, Inc. and Dahlman Rose & Company, LLC.
     The company intends to use substantially all of the net proceeds from the offering to fund, in part, its capital expenditure program. Pending those uses, the company intends to use a portion of the net proceeds to repay its outstanding borrowings under its existing revolving credit facility.
     The shares will be issued pursuant to the company’s existing shelf registration statement on Form S-3. The offering of shares may be made only by means of a prospectus supplement. Copies of the prospectus supplement, when available, can be obtained from the United States Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities in this offering. No sale of these shares may be made in any jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of that jurisdiction.
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that support repeatable drilling opportunities, principally in the southern portion of the Appalachian Basin. Additional information, including the company’s recent periodic reports filed with the SEC, can be accessed on its website at www.ngas.com.
This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, and the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the United States Securities and Exchange Commission.